Exhibit 99.1
The First Bancorp First Quarter Earnings Increase 8.8%
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended March 31, 2022. Unaudited net income was $9.7 million, up $783,000 or 8.8% from the $8.9 million reported for the three months ended March 31, 2021, and represents a new quarterly earnings high mark for the Company. Earnings per common share for the period on a fully diluted basis were up $0.07 to $0.88 per share, an increase of 8.6% from the prior year.
“The First Bancorp enjoyed a strong start to 2022, posting a record earnings quarter", commented Tony C. McKim, the Company’s President and Chief Executive Officer. "Earning asset growth, in particular high-quality loan growth, continues to be a key performance driver as we transition to a post-Paycheck Protection Program ("PPP") and post-mortgage refinance boom environment. We were successful towards that end in the first quarter with loan growth, net of PPP loans, of $79.2 million in the quarter, representing an annualized growth rate of 19.7%. Growth was centered in the commercial real estate and construction segments, along with loans secured by one-to-four family residential real estate. The pipeline of new loans in process remains robust. At the same time, low-cost deposit balances held steady in the first quarter, in a return to normal, pre-pandemic, seasonal patterns.
"Net interest income was strong in the first quarter. Higher interest income from the loan and investment portfolios combined with lower funding costs to produce a 17.3% increase in net interest income for the quarter ended March 31, 2022 compared to a year ago, and a 5.2% increase compared to the fourth quarter of 2021. Net Interest Margin was 3.24% for the first quarter of 2022, up from 2.99% a year ago. Fee-based business lines continue to produce favorable results, with wealth management income in the first quarter up 12.4% from the same period a year ago, debit card revenue up 14.1%, and service charge revenue up 29.7%. As expected, mortgage banking revenues continued to trend down from the heights of the past two years. Strong revenue along with controlled operating expenses resulted in an excellent efficiency ratio of 45.42% for the quarter, improved from 45.52% for the same period a year ago, and down from 55.61% in the fourth quarter of 2021, a quarter which was influenced by several one-time expenses."
Mr. McKim continued, "Two notable pandemic-related programs continued to wind down in the first quarter. As of March 31, 2022, PPP loan balances had been reduced to $2.6 million and we expect most of the remaining balances to be forgiven by the end of the second quarter. COVID-19 related loan modifications have nearly all been resolved, with $1.1 million in residential mortgage and consumer loan balances remaining in modification status at the end of the first quarter, representing just 0.07% of the loan portfolio.
On January 31st we celebrated the opening of the Bank's eighteenth branch office in Brewer, Maine, and the new branch is building terrific momentum, while showcasing our true community banking culture. We are particularly grateful for the warm reception the people of Brewer have provided and look forward to being part of the community for many years to come."
FIRST QUARTER 2022 FINANCIAL HIGHLIGHTS
•Net Income of $9.7 million is an increase of 8.8% from the quarter ended March 31, 2021, an increase of 1.7% from the quarter ended December 31, 2021, and is a new quarterly earnings record for the Company.
•Pre-tax, Pre-Provision ("PTPP") Net Income (non-GAAP) increased 8.0% compared to the first quarter of 2021 and increased 26.5% from the fourth quarter of 20211.
•Loans increased $59.7 million in the first quarter to $1.71 billion.
•Low-cost deposits were steady, growing $1.2 million in the first quarter to $1.35 billion.
•Net Interest Margin for the quarter ended March 31, 2022 was 3.24%, up from 2.99% for the quarter ended March 31, 2021, and up from 3.00% for the quarter ended December 31, 2021.
•Quarterly shareholder dividend declared of $0.32 per share.
•Tangible Book Value was $18.39 per share as of March 31, 2022, up from $17.96 at March 31, 2021, and down from $19.52 at December 31, 2021. The change from year-end 2021 reflects changes in the unrealized loss position on available for sale securities.
FINANCIAL CONDITION
Total assets at March 31, 2022 were $2.55 billion, up $21.5 million in the first quarter and up $111.7 million from a year ago. Earning assets increased $10.9 million during the quarter comprised primarily of an increase in loans of $59.7 million and a reduction in interest earning cash balances of $48.3 million. As compared to March 31, 2021, earning assets have increased $107.6 million centered in loan growth of $190.6 million, an increase in investments of $5.6 million, and a reduction in interest earning cash balances of $86.2 million.
1 The Company incurred one-time expenses of $2.6 million in the fourth quarter of 2021 in conjunction with the sale of commercial loans, and subsequently released $2.3 million from the allowance for loan losses. The PTPP calculation factors out the ALLL release while including the one-time expenses, resulting in the large quarter to quarter change.

Loan growth in the first quarter was concentrated in the commercial and residential portfolios. Commercial loans increased $38.8 million during the period, nearly all in the commercial real estate and construction sectors. Residential term loans increased $15.5 million and residential construction loans increased $4.5 million, while the home equity and consumer loan portfolios had decreases of $769,000 and $899,000, respectively. PPP loans totaled $2.6 million as of March 31, 2022, down from $22.0 million as of year-end 2021.
Total deposits at March 31, 2022 were $2.16 billion, up $35.2 million during the quarter, and up $205.0 million or 10.5% from March 31, 2021. Low-cost deposits were steady in the first quarter as a modest decrease in checking account balances was offset by increases in NOW and savings balances. Certificates of deposit increased $43.7 million while borrowings decreased $2.6 million, all in customer repurchase agreements.
The Company’s capital position remained strong as of March 31, 2022, with an estimated total risk-based capital ratio of 14.22%, and an estimated leverage capital ratio of 8.96%. The leverage capital ratio compares favorably to 8.63% as of December 31, 2021 and 8.54% as of March 31, 2021. The total capital ratio compares to 14.27% as of prior quarter end and 14.83% a year ago.
ASSET QUALITY & PROVISION FOR LOAN LOSSES
Asset quality remains strong and stable. As of March 31, 2022, the ratio of non-performing assets to total assets was 0.20%, down from 0.23% as of December 31, 2021, and down from 0.30% at March 31, 2021. Net charge-offs for the quarter were an annualized 0.05% of total loans, up slightly from the 0.02% of total loans experienced in 2021. Past due loans were 0.25% of total loans as of March 31, 2022, improved slightly from 0.26% of total loans at December 31, 2021, and improved from 0.37% as of March 31, 2021.
The provision for loan losses totaled $450,000 in the first quarter of 2022, compared with $525,000 for the same period in 2021. The allowance for loan losses stood at 0.92% of total loans and 312% of non-performing loans as of March 31, 2022, as compared to 0.94% of total loans and 277% of non-performing loans at December 31, 2021, and 1.09% of total loans and 239% of non-performing loans as of March 31, 2021.
OPERATING RESULTS
Net Income for the three months ended March 31, 2022 was $9.7 million, an increase of $783,000 or 8.8% from the three months ended March 31, 2021. On a PTPP (non-GAAP) basis net income for the period was $12.2 million, up $905,000 or 8.0% from a year ago. The Company’s

Return on Average Assets of 1.56% for the quarter was up from the 1.54% posted during first quarter of 2021. The first quarter 2022 PTPP Return on Average Assets was 1.97%, up from 1.95% a year ago. Return on Average Tangible Common Equity was 18.25% for the first quarter of 2022, compared to 18.34% for the first quarter of 2021. The Company's Efficiency Ratio (non-GAAP) was 45.42% in the first quarter of 2022, down from 45.52% in the first quarter of 2021.
Contributing factors to the Company’s operating results in the three months ended March 31, 2022 included:
•Net interest income increased $2.7 million from the first quarter of 2021, an increase of 17.3%, and was up $924,000 from the fourth quarter of 2021. The increases in net interest income are attributable to earning asset growth, deployment of cash balances, and lower funding costs.
•Net interest margin for the first quarter of 2022 was 3.24%, up from 2.99% for the same period in 2021, and up from 3.00% in the fourth quarter of 2021.
•Non-interest income before securities gains or losses was $4.2 million, a decrease of $949,000 or 18.3% from the quarter ended March 31, 2021, and a decrease of $568,000 or 11.8% from the fourth quarter of 2021.
◦Revenue increased $132,000 or 12.4% from the first quarter of 2021, and increased $20,000 or 1.7% from the fourth quarter of 2021 at First National Wealth Management, the Bank’s trust and investment management division.
◦Debit card revenue increased $177,000 or 14.1% from the first quarter of 2021, and increased $97,000 or 7.3% from the fourth quarter of 2021.
◦Mortgage banking revenue decreased $1.5 million or 74.7% from the first quarter of 2021, and $387,000 or 43.7% from the fourth quarter of 2021.
◦Service charge revenue increased $100,000 from the first quarter of 2021, and was level with the fourth quarter of 2021.
•Non-interest expense for the quarter ended March 31, 2022 was $10.7 million, up $776,000 or 7.9% from the quarter ended March 31, 2021.
◦Employee salary and benefit expenses increased $814,000, or 15.9% from the first quarter of 2021, and increased $385,000, or 6.9% from the fourth quarter of 2021.
◦Occupancy expenses increased $76,000, or 10.1%, from the first quarter of 2021 and increased $136,000, or 19.6%, from the fourth quarter of 2021.
◦Other Operating Expenses decreased $153,000, or 6.0%, from the first quarter of 2021, and decreased $2.7 million or 52.7% from the fourth quarter of 20211.

As mentioned above, the Bank had $2.6 million in remaining PPP loan balances as of March 31, 2022, and expects to receive forgiveness payments on most of this total in the second quarter. Net PPP origination fees of $1.1 million were recognized in interest income in the first quarter of 2022, and net fees of $137,000 have yet to be recognized.
DIVIDEND
On March 31, 2022 the Company's Board of Directors declared a first quarter dividend of $0.32 per share. The first quarter dividend represents a payout to shareholders of 35.96% of earnings per share for the period, and will be paid on April 22, 2022 to shareholders of record as of April 11, 2022.
ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.52 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	March 31, 2022	December 31, 2021	March 31, 2021
Assets
Cash and due from banks	$22,051	$20,634	$20,029
Interest-bearing deposits in other banks	18,427	66,678	104,602
Securities available for sale	313,015	320,566	294,537
Securities to be held to maturity	377,183	370,040	385,352
Restricted equity securities, at cost	5,402	5,365	10,105
Loans held for sale	400	835	3,522
Loans	1,707,348	1,647,649	1,516,772
Less allowance for loan losses	15,766	15,521	16,594
Net loans	1,691,582	1,632,128	1,500,178
Accrued interest receivable	9,737	7,544	10,847
Premises and equipment	29,137	28,949	29,985
Other real estate owned	—	—	401
Goodwill	30,646	30,646	30,646
Other assets	51,027	43,714	46,664
Total assets	$2,548,607	$2,527,099	$2,436,868
Liabilities
Demand deposits	$321,971	$334,945	$275,898
NOW deposits	658,151	655,061	541,684
Money market deposits	197,176	206,901	175,887
Savings deposits	371,294	360,185	325,758
Certificates of deposit	225,304	252,568	230,290
Certificates $100,000 to $250,000	329,790	258,211	343,805
Certificates $250,000 and over	54,853	55,426	60,235
Total deposits	2,158,539	2,123,297	1,953,557
Borrowed funds	133,712	136,342	229,648
Other liabilities	22,710	21,803	25,479
Total Liabilities	2,314,961	2,281,442	2,208,684
Shareholders' equity
Common stock	110	110	110
Additional paid-in capital	67,246	66,830	65,755
Retained earnings	186,324	180,417	163,659
Net unrealized gain (loss) on securities available for sale	(20,061)	(1,718)	219
Net unrealized loss on securities transferred from available for sale to held to maturity	(78)	(87)	(124)
Net unrealized loss on cash flow hedging derivative instruments	—	—	(1,463)
Net unrealized gain on postretirement costs	105	105	28
Total shareholders' equity	233,646	245,657	228,184
Total liabilities & shareholders' equity	$2,548,607	$2,527,099	$2,436,868
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	11,024,086	10,998,765	10,983,258
Book value per common share	$21.19	$22.33	$20.78
Tangible book value per common share	$18.39	$19.52	$17.96

The First Bancorp
Consolidated Statements of Income (Unaudited)

	For the quarter ended
In thousands of dollars, except per share data	March 31, 2022	December 31, 2021	March 31, 2021
Interest income
Interest and fees on loans	$16,613	$16,331	$15,119
Interest on deposits with other banks	9	27	12
Interest and dividends on investments	3,911	3,641	3,822
Total interest income	20,533	19,999	18,953
Interest expense
Interest on deposits	1,625	1,518	2,198
Interest on borrowed funds	288	785	882
Total interest expense	1,913	2,303	3,080
Net interest income	18,620	17,696	15,873
Provision (credit) for loan losses	450	(1,950)	525
Net interest income after provision for loan losses	18,170	19,646	15,348
Non-interest income
Investment management and fiduciary income	1,197	1,177	1,065
Service charges on deposit accounts	437	436	337
Net securities gains	2	1	119
Mortgage origination and servicing income	498	885	1,967
Debit card income	1,430	1,333	1,253
Other operating income	668	967	557
Total non-interest income	4,232	4,799	5,298
Non-interest expense
Salaries and employee benefits	5,937	5,552	5,123
Occupancy expense	829	693	753
Furniture and equipment expense	1,235	1,253	1,215
FDIC insurance premiums	218	224	199
Amortization of identified intangibles	17	17	17
Other operating expense	2,414	5,107	2,567
Total non-interest expense	10,650	12,846	9,874
Income before income taxes	11,752	11,599	10,772
Applicable income taxes	2,047	2,053	1,850
Net Income	$9,705	$9,546	$8,922
Basic earnings per share	$0.89	$0.87	$0.82
Diluted earnings per share	$0.88	$0.87	$0.81

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands, except for per share amounts	As of and for the quarter ended
	March 31, 2022	December 31, 2021	March 31, 2021

Summary of Operations
Interest Income	$20,533	$19,999	$18,953
Interest Expense	1,913	2,303	3,080
Net Interest Income	18,620	17,696	15,873
Provision (credit) for Loan Losses	450	(1,950)	525
Non-Interest Income	4,232	4,799	5,298
Non-Interest Expense	10,650	12,846	9,874
Net Income	9,705	9,546	8,922
Per Common Share Data
Basic Earnings per Share	$0.89	$0.87	$0.82
Diluted Earnings per Share	0.88	0.87	0.81
Cash Dividends Declared	0.32	0.32	0.31
Book Value per Common Share	21.19	22.33	20.78
Tangible Book Value per Common Share	18.39	19.52	17.96
Market Value	30.08	31.40	29.19
Financial Ratios
Return on Average Equity (a)	15.96%	15.47%	15.85%
Return on Average Tangible Common Equity (a)	18.25%	17.71%	18.34%
Return on Average Assets (a)	1.56%	1.49%	1.54%
Average Equity to Average Assets	9.80%	9.65%	9.70%
Average Tangible Equity to Average Assets	8.57%	8.43%	8.38%
Net Interest Margin Tax-Equivalent (a)	3.24%	3.00%	2.99%
Dividend Payout Ratio	35.96%	36.78%	37.80%
Allowance for Loan Losses/Total Loans	0.92%	0.94%	1.09%
Non-Performing Loans to Total Loans	0.30%	0.35%	0.46%
Non-Performing Assets to Total Assets	0.20%	0.23%	0.30%
Efficiency Ratio	45.42%	55.61%	45.52%
At Period End
Total Assets	$2,548,607	$2,527,099	$2,436,868
Total Loans	1,707,348	1,647,649	1,516,772
Total Investment Securities	695,600	695,971	689,994
Total Deposits	2,158,539	2,123,297	1,953,557
Total Shareholders' Equity	233,646	245,657	228,184
(a) Annualized using a 365-day basis for both 2022 and 2021.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2022 and 2021.

	For the quarters ended
In thousands of dollars	March 31, 2022	December 31, 2021	March 31, 2021
Net interest income as presented	$18,620	$17,696	$15,873
Effect of tax-exempt income	557	563	597
Net interest income, tax equivalent	$19,177	$18,259	$16,470

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the quarters ended
In thousands of dollars	March 31, 2022	December 31, 2021	March 31, 2021
Non-interest expense, as presented	$10,650	$12,846	$9,874
Net interest income, as presented	18,620	17,696	15,873
Effect of tax-exempt interest income	557	563	597
Non-interest income, as presented	4,232	4,799	5,298
Effect of non-interest tax-exempt income	42	44	41
Net securities gains	(2)	(1)	(119)
Adjusted net interest income plus non-interest income	$23,449	$23,101	$21,690
Non-GAAP efficiency ratio	45.42%	55.61%	45.52%
GAAP efficiency ratio	46.60%	57.11%	46.64%

The Company presents certain information based upon average tangible common equity instead of total average shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the quarters ended
In thousands of dollars	March 31, 2022	December 31, 2021	March 31, 2021
Average shareholders' equity as presented	$246,635	$244,874	$228,276
Less intangible assets	(30,919)	(30,994)	(30,989)
Tangible average shareholders' equity	$215,716	$213,880	$197,287

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of Pre-Tax, Pre-Provision Net Income is presented. The following table provides a reconciliation to Net Income:

	For the quarters ended
In thousands of dollars	March 31, 2022	December 31, 2021	March 31, 2021
Net Income, as presented	$9,705	$9,546	$8,922
Add: provision (credit) for loan losses	450	(1,950)	525
Add: income taxes	2,047	2,053	1,850
Pre-Tax, pre-provision net income	$12,202	$9,649	$11,297

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com